Exhibit (a)(5)(C)

CURTISS-WRIGHT CONCLUDES SUCCESSFUL TENDER OFFER FOR WILLIAMS CONTROLS, INC.

PARSIPPANY, NJ – Dec. 14, 2012 –Curtiss-Wright Corporation (NYSE:CW) announced today that more than 86% of the outstanding shares of Williams Controls, Inc. (NYSE:WMCO) have been tendered and that it intends to initiate a short-form merger to make Williams Controls a wholly-owned subsidiary.

          The initial offering period for the tender offer expired at 11:59 p.m., New York City time, on Thursday, December 13, with approximately 6.6 million shares of Williams Controls common stock being tendered for $15.42 per share. This represents approximately 86.3% of the outstanding shares of Williams Controls. All shares that were validly tendered and not withdrawn have been accepted for purchase.

          The completion of the tender offer is the first step in Curtiss-Wright’s two-step acquisition of Williams Controls pursuant to the previously announced Agreement and Plan of Merger, dated as of October 31, 2012, among Curtiss-Wright Controls, Inc., Columbia Acquisition Sub, Inc., each a wholly-owned subsidiary of Curtiss-Wright, and Williams Controls (the “Merger Agreement”). Curtiss-Wright will exercise the “top-up option” under the Merger Agreement, through which Columbia Acquisition Sub will purchase from Williams Controls additional shares of Williams Controls common stock at the same price per share as paid in the tender, and intends to complete the short-form merger as the second and final step of the acquisition. The acquisition is expected to be completed later today.

          The tender offer and merger plans were previously announced on November 1, 2012, in a transaction valued at approximately $119 million. Williams Controls is a leading designer and manufacturer of highly-engineered electronic sensors and electronic throttle controls for off-road equipment, heavy trucks, and military vehicles. The acquired business will operate within Curtiss-Wright’s Motion Control segment.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with long-standing customer relationships. The company employs approximately 8,300 people worldwide. For more information, visit www.curtisswright.com.

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Forward Looking Statements by Curtiss-Wright Corporation
This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions. Such statements, including statements relating to Curtiss-Wright Corporation’s expectations for the future performance of Williams Controls, the future opportunities associated with the acquisition, and the success of the Company integrating Williams Controls into its Motion Controls segment, are not considered historical facts and are considered forward-looking statements under the federal securities laws. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include the possibility that the Company will not consummate a transaction with Williams Controls and the risk factors discussed in our Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other SEC filings. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law. Please refer to the Company’s current SEC filings under the Securities Exchange Act of 1934, as amended, for further information.

Curtiss-Wright Corporation
10 Waterview Boulevard, Parsippany, NJ 07054
(973) 541-3700 • FAX (973) 541-3699
www.curtisswright.com